Exhibit 16



                 [Letterhead of Keller Bruner & Company, L.L.P.]



July 24, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Commissioner:


Pursuant to Regulation S-B section 229.304, we confirm that James Monroe Bancorp, Inc. has furnished us with a copy of the disclosures it is making in response to Item 304 (a) in this registration statement on Form SB-2 (Registration Statement under the Securities Act of 1933), to be filed with the Securities and Exchange Commission. We hereby state that Keller Bruner & Company, LLP agrees with the registrant's response to Item 304(a) on that Form.


Sincerely,

KELLER BRUNER & COMPANY, LLP

/s/ C. Raymond Green
---------------------
C. Raymond Green, CPA
Partner